Exhibit 99.3

May 20, 2025

Personal & Confidential

FIRST AMENDMENT TO INDEPENDENT CONTRACTOR AGREEMENT

RECITALS:

1.	The Company (as defined below) and the Contractor (as defined below) entered into an Independent Contractor Agreement dated March 1, 2026 (the “Original Date”) as an original agreement (the “Original Agreement”).

2.	The Company and the Contractor wish to amend to the Original Agreement in the manner contemplated herein.

This First Addendum to Independent Contractor Agreement (this “Agreement”) is made as of June 1, 2026 (the “First Addendum Effective Date”) by and between NAQI LOGIX INC. (the “Company”), a corporation existing under the Business Corporations Act (British Columbia) (the “Act”), and BKB MANAGEMENT LTD., a British Columbia Incorporated corporation (the “Contractor”).

In consideration of the mutual covenants and representations set forth below, the Company and the Contractor agree as follows:

1.	The Section of 3. a) FEES and SCHEDULE A of the Original Agreement to further include as follows:

Section 3

a)	In consideration of the Services provided, the Company shall pay to the Contractor a fee of USD $15,000 per month (the “Fee”) where such payments will be made at the beginning of each month, following receipt by the Company of an invoice prepared by the Contractor detailing the extent of Services provided. The Contractor agrees to clearly reference the applicable GST registration number on all such invoices provided to the Company.

SCHEDULE A - SERVICES TO BE PROVIDED

The Contractor will provide domain expertise to the leadership team of Naqi Logix Inc. relevant to its efforts to develop and commercialize products which is expected to include:

Role Summary:

Reporting to the CEO, the contractor will provide consulting expertise and advice as the Chief Financial Officer (CFO) on the Company’s core financial functions and needs, including financial strategy, planning and budget management, collaborating with the CEO on capital market matters and financing, tax, treasury, public company reporting, internal controls, and accounting operations (accounts payable, payroll, etc.).

All other provisions of the original Agreement dated March 1, 2026 shall remain in effect.

EXECUTION AND DELIVERY:

This Addendum may be executed in counterparts and by means of facsimile, portable document format (PDF), electronic signature or other transmission method, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS OF WHICH the parties have duly executed this Agreement.

NAQI LOGIX INC.		BKB MANAGEMENT LTD.

By:	/s/ Mark Godsy	By:	/s/ Bal Bhullar
	Mark Godsy, CEO		Bal Bhullar, President